George Putnam Balanced Fund, July 31, 2013 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	14,506
Class B	  202
Class C	  161
Class M	  700

72DD2 (000s omitted)

Class R	   14
Class Y	16,112

73A1

Class A	0.200
Class B	0.098
Class C   0.100
Class M	0.133

73A2

Class R	0.165
Class Y	0.233

74U1	(000s omitted)

Class A   69,582
Class B	 1,812
Class C	 1,599
Class M	 5,105

74U2	(000s omitted)

Class R	    65
Class Y	 7,185

74V1

Class A	14.81
Class B	14.65
Class C	14.72
Class M	14.62

74V2

Class R	14.77
Class Y	14.86

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.